Exhibit 99.1

FOR IMMEDIATE RELEASE

Union Bankshares Announces Fourth Quarter and Year Ended December 31, 2008 Earnings and Quarterly Dividend Payment

Morrisville, VT January 21, 2009 - Union Bankshares, Inc. (NASDAQ - UNB) today announced net Income for the fourth quarter of 2008 was $1.34 million or $.30 per share compared to $1.51 million or $.34 per share for 2007. Net income for the year ended December 31, 2008 was $5.11 million or $1.14 per share compared to $5.66 million or $1.25 per share for the same period in 2007. Results for 2008 reflect a year to year decrease in net interest income of $501 thousand or 2.8%. The loan portfolio grew $35.1 million or 11% which caused an increase of $70 thousand in the loan loss provision. There was a writedown of $512 thousand in the third quarter on two available-for-sale investments in corporate bonds due to impairment in value. And, there was an increase in other expenses partially offset by an increase in trust and fee income, an increase in tax exempt income from life insurance and a reduction in the provision for federal income taxes.

During 2008, Union Bankshares' subsidiary, Union Bank, opened two new full service branches in St. Albans and Danville, Vermont. Total loans grew to $353.3 million at December 31, 2008 versus $318.2 million at December 31, 2007. Total deposits at December 31, 2008 were $364.4 million compared to $324.0 million at December 31, 2007.

Union Bankshares, Inc. made the decision in early November, 2008 to not participate in either the Troubled Asset Purchase Program or the Capital Purchase Program from the U.S. Treasury. We are participating in the Temporary Liquidity Guarantee Program regarding the noninterest bearing deposit account guarantee available through the Federal Deposit Insurance Corporation but opted out of the unsecured debt guaranty portion of that program.

A quarterly cash dividend of $.28 per share was declared on January 21, 2009 to shareholders of record January 31, 2009, payable February 11, 2009. Total dividends paid per share for 2008 and for 2007 were $1.12.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of December 31, 2008, the Company had approximately $439 million in consolidated assets compared to $393 million at the end of the prior year. The Company operates 14 banking offices and 30 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire. The Company had capital of $41.5 million with a book value per share of $9.28 as of December 31, 2008.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ

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materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.

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